One North Central Avenue ▪ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk (602) 366-8016	David P. Joint (504) 582-4203	William L. Collier (504) 582-1750

Freeport-McMoRan Copper & Gold Inc.
Announces Conversions and Redemptions of its
5½% Convertible Perpetual Preferred Stock

PHOENIX, AZ, September 22, 2009 – Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today the results of the call for redemption of its outstanding 5½% Convertible Perpetual Preferred Stock.  Of the 831,554 shares of 5½% Convertible Perpetual Preferred Stock outstanding at the time of the call, 830,529 shares (99.9% of the outstanding) converted into 17.9 million shares of FCX common stock.  The remaining 1,025 shares of 5½% Convertible Perpetual Preferred Stock outstanding on the September 21, 2009 redemption date were redeemed for approximately $1 million cash.  The conversions and redemptions of these preferred shares will result in preferred dividend savings of approximately $46 million per annum.

After giving effect to this transaction, FCX has 430 million common shares outstanding.  Assuming conversion of FCX’s 6¾% Mandatory Convertible Preferred Stock, which automatically convert on May 1, 2010, FCX would have between 469 million and 477 million common shares outstanding (depending on the applicable market price of FCX’s common stock).

FCX is a leading international mining company with headquarters in Phoenix, Arizona.  FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum.  FCX has a dynamic portfolio of operating, expansion and growth projects in the copper industry and is the world’s largest producer of molybdenum.

The company’s portfolio of assets includes the Grasberg mining complex, the world’s largest copper and gold mine in terms of recoverable reserves, significant mining operations in the Americas, including the large scale Morenci and Safford minerals districts in North America and the Cerro Verde and El Abra operations in South America, and the Tenke Fungurume minerals district in the Democratic Republic of Congo.  Additional information about FCX is available on FCX’s web site at “www.fcx.com.”
# # #